UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12

PLUG POWER INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Filed by Plug Power Inc.

Pursuant to Rule 14a-12

of the Securities Exchange Act of 1934

Subject Company: Plug Power Inc.

Commission File No.: 001-34392

The following is a press release issued by Plug Power Inc. on February 11, 2026:

MEDIA ADVISORY

For Immediate Release

Plug Power Accelerates Reconvened Session of Special Meeting of Stockholders to Thursday, February 12, 2026

Meeting Date Moved Earlier; Stockholders Encouraged to Vote and Participate Virtually

Plug Power Inc. (NASDAQ: PLUG), a global leader in comprehensive hydrogen solutions for the hydrogen economy, today announced that it is accelerating the reconvened session of its Special Meeting of Stockholders. The reconvened Special Meeting was previously scheduled to be held on February 17, 2026, at 4:00 p.m. Eastern Time. The Company has determined to move the reconvened Special Meeting to Thursday, February 12, 2026, at 4:00 p.m. Eastern Time. The meeting will be held in a virtual format.

Stockholders of record as of December 12, 2025, remain eligible to participate.

Join the call:

•	Thursday, February 12, 2026
•	4:00 pm Eastern Time
•	Virtual meeting: https://east.virtualshareholdermeeting.com/vsm/web?pvskey=PLUG2026SM
•	Dial-In Access: Participant Dial-In Number: 1 (888) 450-5216 / Participant International Dial-In: 1 (929) 209-7680

Stockholders attending the virtual meeting will be able to vote and submit questions in real time. Participants should have their 16-digit control number from their proxy materials to access the meeting.

Important Additional Information and Where to Find It

Plug has filed a definitive proxy statement and other relevant documents with the U.S. Securities and Exchange Commission (“SEC”) in connection with the Special Meeting. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY because they contain important information about the matters to be voted on at the Special Meeting. Stockholders may obtain copies of these documents free of charge at the SEC’s website at www.sec.gov or on Plug’s website at www.plugpower.com.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Special Meeting. Information about the Company’s directors and executive officers is outlined in the definitive proxy statement for the 2025 Annual Meeting of Stockholders, which was filed with the SEC on June 9, 2025, and information about their ownership of Plug’s stock is outlined in the definitive proxy statement for the Special Meeting filed with the SEC on December 12, 2025.

MEDIA CONTACT:
Teal Hoyos
Plug Power Inc.
Email: media@plugpower.com